Exhibit 10.1

Valencia, September 18, 2025

Dear Lucía,

We are pleased to express our interest in having you join Turbo Energy S.A. (“Turbo Energy”) as Chief Financial Officer (CFO). After evaluating your professional background and qualifications, we are confident that your addition will make a valuable contribution to the company’s growth and development.

Below are the main terms of the offer:

●	Position: CFO of Turbo Energy.

●	Annual Gross Base Salary (ABS): €75,000, which includes all legally or contractually required compensation elements, as well as any others that may be agreed upon between the parties. This amount represents total global compensation for all purposes.

●	Variable Compensation: An annual bonus based on performance during the year, up to a maximum of thirty percent (30%) of the ABS. The accrual and final percentage of such bonus shall be subject to the fulfillment of the objectives and goals established annually by Turbo Energy. Payment of the bonus shall be made as follows:

o	Fifty percent (50%) of the bonus to which the employee is entitled will be paid in cash, by bank transfer to the account designated by the employee, on the regular variable-compensation payment date.

o	The remaining fifty percent (50%) will be paid through the delivery of Turbo shares and/or stock options, in accordance with the applicable compensation plans and policies, and in compliance with the relevant legal provisions.

●	Type of Contract: Permanent employment contract.

●	Start Date: October 20, 2025.

●	Specific Clauses: The employment contract to be executed will include specific clauses relating to exclusivity, confidentiality, post-contractual non-competition, and professional availability during the performance of duties.

This employment offer shall remain valid for two (2) days from the date of notification. If it is not formally accepted within that period, the offer shall cease to be binding and will not create any rights or obligations for either party.

We are confident that your joining Turbo Energy will represent a mutual growth opportunity and mark the beginning of a fruitful professional relationship.

Sincerely,

Turbo Energy S.A.

Signed:	/s/ Mariano Soria

Title:	Chief Executive Officer

Accepted:

Signed:	/s/ Lucia Tamarit Serranos
Lucia Tamarit Serrano